Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kevin Kaastra

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp Reports Improved First Quarter 2011 Earnings

Fremont, Michigan, May 16, 2011 – Fremont Michigan InsuraCorp, Inc. (OTC QB: FMMH), a Michigan-exclusive property and casualty insurance carrier, today announced financial results for the first quarter ended March 31, 2011. The Company reported revenues of $16.7 million for the quarter, an increase of 12.1% from the first quarter of 2010, reflecting strength in net premiums earned from its product offerings, partially offset by a small reduction in investment income during the quarter.

Highlights for the quarter:

•

Net income of $0.70 per diluted share for the quarter, an increase from $0.57 per diluted share in the same period last year, driven by an increased underwriting gain, partially offset by a decrease in investment income

•

Combined ratio of 93.6% for the quarter, down from 96.2% in the first quarter 2010, resulting from an improved loss and loss adjustment expense (LAE) ratio in personal and commercial lines, and an improved policy acquisition and other underwriting expense ratio

•	Book value per share increased to $28.53, up from $27.06 as of March 31, 2010

“The first quarter represented a period of operating improvement on a number of fronts, as the Company continued to reap the benefits of our investments in technology and our consistent underwriting discipline,” said Richard E. Dunning, President and CEO. “The investment in our commercial package web-based rating platform was a key factor in our ability to grow our commercial direct premiums written by 35.8%. We will continue to make these types of investments to grow our business and provide our agents with the tools they need to serve policyholders and grow their own businesses.”

Net income for the quarter ended March 31, 2011 was $1.3 million, or $0.70 per diluted share, compared to $1.0 million, or $0.57 per diluted share, in the first quarter of 2010. Revenues in the same period grew by 12.1%, from $14.9 million in 2010, to $16.7 million in 2011. Fremont generated direct premiums written of $18.8 million during the quarter, compared to $16.1 million in the prior year, an increase of 17.0%. Growth in direct premiums written was driven across all segments, including the commercial segment, which increased by $1.0 million, or 35.8%; the personal segment, which increased by $1.6 million, or 13.7%; and the farm segment, which increased by $110,000, or 8.4%.

Fremont also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.04 per share on the Company’s common stock, payable on June 30, 2011 to shareholders of record on June 15, 2011.

Kevin G. Kaastra, Vice President of Finance, added: “The improvement in our first-quarter combined ratio to 93.6%, compared with 96.2% last year, was driven by a reduction in the underwriting expense ratio to 33.3% from 35.2% in the first quarter of 2010, as well as a decrease in the loss and LAE ratio to 60.3%, which was down from 61.0% a year ago. The reduction in the loss and LAE ratio was primarily the result of improved loss experience in personal and commercial lines. The resulting underwriting gain drove the improvement on our bottom line results for the quarter.”

Consolidated Highlights	Three Months Ended March 31,
(Unaudited)	2011	2010	%
Consolidated revenues	$16,747,002	$14,491,217	15.6%
Net income	$1,268,116	$1,029,605	23.2%
Weighted average shares outstanding	1,781,262	1,758,284
Basic earnings per share	$0.71	$0.59	20.3%
Diluted earnings per share	$0.70	$0.57	22.8%
Direct premiums written	$18,818,589	$16,086,582	17.0%
Loss and LAE ratio	60.3%	61.0%
Expense ratio	33.3%	35.2%
Combined ratio	93.6%	96.2%
Net investment income	$279,476	$440,211	-36.5%
Realized investment gains	$363,305	$359,801	1.0%
Operating income (1)	$1,491,886	$1,130,390	32.0%
Operating income per share (1)	$0.84	$0.64	31.3%
Cash dividends declared per share	$0.04	$0.04	0.0%
Book value per share	$28.53	$27.06	5.4%

(1)	Operating income is a non-GAAP financial measure defined as pre-tax income excluding net realized gains (losses) on investments.

Direct premiums written for the personal segment increased 13.7%, with personal auto up 19.9% and homeowners up 6.8%. Personal auto growth was driven by renewal business, which was up 23.3%, while new business growth was relatively flat at 0.4%. Growth in homeowners was a result of renewal business, which was up 11.3%, partially offset by a decline in new business of 14.8%. Direct premiums written for the commercial segment increased 35.8% for the first quarter of 2011, as renewal business was up 20.0% and new business was up 64.3%. In August 2010, the Company added the commercial package product to its web-based rating platform, making it easier for agents to quote and bind target market business with Fremont, and enabling the strong growth in new commercial business for the quarter. Farm direct premiums written increased 8.4%, driven by new and renewal premiums, which were up 9.7% and 6.7%, respectively.

For the period ending March 31, 2011, Fremont generated a loss and LAE ratio of 60.3%, which decreased from the 61.0% reported in the same period of 2010. The personal segment’s loss and LAE ratio decreased 2.0 percentage points, to 64.0%, compared to the same period of 2010. The loss ratio for personal auto decreased to 64.2% in the first quarter of 2011 from 69.1% in the 2010 quarter, primarily due to a decline in severity from casualty-related losses that was partially offset by an increase in auto physical damage claim frequency and severity. Homeowners experienced a loss ratio of 74.8% in the first quarter of 2011, compared to 69.6% in the same period of 2010. The increase was a result of increased weather-related losses arising from wind, freezing and water damage. The commercial segment’s loss ratio decreased 9.5 percentage points, to 44.1%, for the first quarter of 2011. The lower loss ratio was impacted by a decrease in both fire and weather-related losses. The farm segment’s loss ratio increased to 52.8%, from 27.2%, as a result of increased fire- and weather-related losses during the first quarter of 2011.

Fremont’s expense ratio for the first quarter of 2011 decreased to 33.3%, from 35.2% in 2010. The decrease was a result of 13.8% growth in net premiums earned combined with slower growth in total policy acquisition and other underwriting expenses. Net investment income decreased in the first quarter to $279,000, compared to $440,000 in the prior year’s quarter. The decrease was a result of a reduction in realized gains from the sales of fixed income securities, as a number of appreciated securities were sold in 2010. Realized gains from the sale of fixed securities fell to $13,000 in the first quarter of 2010, from $0.3 million the prior year. As interest rates moved higher over the first quarter of 2011, the portfolio tax-equivalent book yield increased from 3.01% to 3.05%. During the first quarter of 2011, sales of equity securities generated realized gains of $0.4 million, compared to gains of $72,000 in the first quarter of 2010.

Dunning concluded: “We are pleased that the modest rate strengthening evident near year-end continued into the first quarter, enabling us to post improved results. It was also gratifying to see the significant investments we’ve made in new technology continued to pay dividends in the form of new business and continued strong customer retention. We will continue to make needed investments to grow our business as we rely on our dedicated team of experienced associates and independent agents to meet the evolving needs of our customers.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

Fremont Michigan InsuraCorp, Inc. and Subsidiary

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Direct premiums written	$18,818,589	$16,086,582

Net premiums written	$15,294,595	$12,999,359

Revenues
Net premiums earned	$15,912,231	$13,983,788
Net investment income	279,476	440,211
Net realized gains on investments	363,305	359,801
Other income	191,990	157,417

Total revenues	16,747,002	14,941,217
Expenses
Loss and LAE	9,599,671	8,527,880
Policy acquisition and other underwriting expenses	5,292,140	4,923,146

Total expenses	14,891,811	13,451,026
Income before federal income tax expense	1,855,191	1,490,191
Federal income tax expense	587,075	460,586

Net income	$1,268,116	$1,029,605

Earnings per share
Basic	$.71	$.59
Diluted	$.70	$.57

Fremont Michigan InsuraCorp, Inc. and Subsidiary

Consolidated Balance Sheets

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Investments:
Fixed maturities available for sale, at fair value	$58,249,181	$57,686,802
Equity securities available for sale, at fair value	19,874,427	18,121,044
Mortgage loans on real estate from related parties	230,015	231,942

Total investments	78,353,623	76,039,788
Cash and cash equivalents	6,619,288	6,364,648
Premiums due from policyholders, net	12,102,661	11,556,272
Amounts due from reinsurers	11,988,645	11,197,774
Prepaid reinsurance premiums	2,668,818	2,568,638
Accrued investment income	530,602	552,678
Income taxes recoverable	121,485	698,672
Deferred policy acquisition costs	4,260,493	4,369,900
Deferred federal income taxes	2,602,930	2,913,698
Property and equipment, net of accumulated depreciation	3,400,981	3,513,902
Other assets	75,960	83,088

	$122,725,486	$119,859,058

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$29,551,568	$29,344,160
Unearned premiums	32,184,138	32,579,456
Reinsurance funds withheld and premiums ceded payable	233,433	75,263
Accrued expenses and other liabilities	9,820,106	8,877,625

Total liabilities	71,789,245	70,876,504

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,785,047 and 1,779,674 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	9,986,276	9,813,362
Retained earnings	39,585,170	38,388,455
Accumulated other comprehensive income	1,364,795	780,737

Total stockholders’ equity	50,936,241	48,982,554

Total liabilities and stockholders’ equity	$122,725,486	$119,859,058